Exhibit 99.1

FIS APPOINTS LEE ADREAN AND MARK BENJAMIN AS INDEPENDENT DIRECTORS

Appointees bring extensive financial services and technology experience; join Board as part of ongoing refreshment program

JACKSONVILLE, Fla. — January 20, 2023 — FIS (NYSE: FIS) (“FIS” or the “Company”), a global leader in financial services technology, today announced the appointments of Lee Adrean and Mark Benjamin to the Company’s Board of Directors (the “Board”), effective January 20, 2023.

Each appointee brings extensive expertise in areas relevant to FIS’ business, including financial services, technology, corporate strategy and M&A. Both appointees also have public company board- and executive-level experience.

“We are confident Lee and Mark have the right skills and expertise to help the Board guide and oversee management as we work to enhance shareholder value,” said Jeffrey A. Goldstein, Chairman of the Board. “Lee and Mark have strong leadership experience in financial services and technology and bring a deep understanding of our sector and its opportunities. We believe their insights will be invaluable as the Board and management comprehensively assess FIS’ strategy, businesses, operations and structure. We look forward to working with them to drive stronger results and position FIS for long-term success.”

Today’s announcement reflects the Board’s ongoing commitment to maintaining an optimal mix of director skills and tenures to drive shareholder value. Upon the commencement of Mr. Adrean’s and Mr. Benjamin’s service on the Board, the Board will include five new directors appointed within the last two years, including the Company’s CEO, Stephanie Ferris.

About Lee Adrean

Mr. Adrean served as Corporate Vice President and Chief Financial Officer of Equifax, Inc. from 2006 to 2014. Prior to joining Equifax, he served as Executive Vice President and Chief Financial Officer at NDC Health Corporation from 2004 to 2006, and as Executive Vice President and Chief Financial Officer at EarthLink, Inc. from 2000 to 2004. Prior to EarthLink, Inc., he worked at several other public companies in the transaction processing and financial services industries, and served as a strategy consultant at Bain & Company for over a decade. He previously served on the Board of FIS from July 2019 to May 2021, serving as a member of the Audit Committee and the Risk and Technology Committee. He also served on the Board of Worldpay, Inc., formerly Vantiv, Inc., from 2012 until its acquisition by FIS in July 2019. He also previously served on the Board of Directors of West Corporation, Serta Simmons Bedding and The Honey Baked Ham Company. Mr. Adrean holds a bachelor’s degree in Accounting from Bucknell University and an MBA from Harvard Business School.

About Mark Benjamin

Mr. Benjamin is the Chief Executive Officer of Nuance Communications, a position he has held since April 2018. Prior to joining Nuance, Mark served as President and Chief Operating Officer of NCR Corporation, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at ADP, including President of Global Enterprise Solutions, where he led a team of 20,000 employees and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin is a director of PTC Inc., a software company. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

About FIS

FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

For more information

Kim Snider, +1 904.438.6278

Senior Vice President

FIS Global Marketing and Communications

kim.snider@fisglobal.com

George Mihalos, +1 904.438.6119

Senior Vice President

Head of Investor Relations

georgios.mihalos@fisglobal.com